FOR IMMEDIATE RELEASE

JMG EXPLORATION, INC. EXTENDS DUE DILIGENCE PERIOD AND INCREASES  OWNERSHIP INTEREST IN MERGED ENTITY.

Pasadena, California – July 13, 2007 - The Board of Directors of JMG Exploration, Inc., (“JMG” or the “Company”) (NYSE ARCA: JMG, JMG+) announced today that the Company has extended its due diligence period for the completion of the acquisition of Iris Computers Ltd, one of the leading distributors of IT products in India, to August 15th. As part of the due diligence process, the CEO and a director of JMG traveled to India last month to perform on site due diligence on Iris’ operations. During their visit, the due diligence team reviewed Iris’ largest operating facility in Delhi and interviewed key management and clients. In addition to Iris’ lawyers and accountants, the team also met with senior Indian representatives for both HP and IBM, key suppliers for Iris, as well as representatives from Citibank India, one of Iris’ key bankers.

JMG and Newco Group have mutually agreed to increase JMG’s current shareholder ownership interest from 25% to 37.5% of the merged JMG/Newco entity.  The Board of Directors has determined that JMG’s oil and gas assets will be placed in a subsidiary corporation of the Company for the benefit of JMG’s shareholders at a record date to be determined. The additional diligence period will allow JMG’s Board of Directors to address the remaining diligence issues outstanding.  The proposed merger is subject to the availablity of 3 years US GAAP audited financials for Iris which are currently being finalized by a US based audit firm.

No assurance can be given that the transaction between JMG and Newco can or will be completed.  JMG’s oil and gas assets will not be included in this transaction and will be sold or merged separately for the benefit of shareholders of a future record date.

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JMG Exploration News Release

July 2, 2007

About JMG:  JMG Exploration, Inc., which was incorporated under the laws of the State of Nevada on July 16, 2004, explores for oil and natural gas in the United States and Canada.

This press release contains forward-looking statements. The words “proposed”, “anticipated” and scheduled” and similar expressions identify forward-looking statements. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties and contingencies which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. Such statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations. The proposed transaction might not occur or the expectations for Iris, Newco or JMG might be materially different than the actual business results. Other factors that may affect future results are contained in JMG’s filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s Web site (http://www.sec.gov).  JMG is not under any obligation, and expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

For further information contact:

JMG Exploration, Inc.

 or

Investor Relations Counsel

Joe Skeehan, President and CEO

The Equity Group Inc.

(626) 585-9555

Linda Latman  (212) 836-9609

Justin Yorke, Director

Lena Cati (212) 836-9611

(626) 310-0482

www.theequitygroup.com